UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 7, 2005

MARITRANS INC.

(Exact name of registrant specified in its charter)

Delaware	1-9063	51-0343903

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Harbour Place, Knights Run Avenue, Suite 1200, Tampa, Florida	33602

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code:	(813) 209-0600

Not applicable.

(Former name and former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On October 7, 2005, Maritrans Inc. (the “Company”) entered into the First Amendment (the “Amendment”) to the existing Credit and Security Agreement dated as of November 20, 2001, by and among Mellon Bank, N.A. and a syndicate of financial institutions (the “Credit Facility”). The Amendment is led by Citizens Bank of Pennsylvania, as successor to Mellon Bank, N.A., and a syndicate consisting of Bank of America, N.A., as successor to Fleet National Bank, Hibernia National Bank and SunTrust Bank.
     The Amendment extends the maturity date of the Credit Facility from January 31, 2007 to October 7, 2010, and increases the amount of the Credit Facility from $40 million to $60 million, with an option to increase the amount to $120 million, in increments of $10 million, if certain conditions are satisfied. Under the Amendment, the margins added to LIBOR (as defined in the Credit Facility), to determine the rate at which interest accrues on outstanding borrowings, which are based on the ratio of the Company’s Funded Debt to EBITDA (as defined in the Credit Facility), were amended to provide more favorable interest rates to the Company. In addition, the Amendment removed the restrictive covenants requiring the Company to maintain certain ratios as to interest coverage and total liabilities to tangible net worth, as well as removing the limitation on the Company’s ability to make capital expenditures and the limitation on advances in excess of 60% of the appraised value of the Company’s pledged vessels. Finally, the Amendment increased the permitted acquisitions limitation from $5 million to $30 million, and made other nonmaterial changes to the Credit Facility.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Sheet Balance Sheet Arrangement of a Registrant
     See our discussion under Item 1.01 with respect to our entry into an Amendment to the Credit Facility, which is incorporated hereunder by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARITRANS INC.
Date: October 13, 2005	By:	/s/ Walter T. Bromfield
		Name:	Walter T. Bromfield
		Title:	Chief Financial Officer